Exhibit 5.1

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August 4, 2021

Board of Directors Silvergate Capital Corporation 4250 Executive Square Suite 300 La Jolla, California 92037

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Silvergate Capital Corporation, a Maryland corporation (the “Company”), in connection with the filing by the Company with the U.S. Securities and Exchange Commission (the “Commission”) on January 20, 2021 of a registration statement on Form S-3 (File No. 333-252258), under the Securities Act of 1933, as amended (the “Securities Act”), as amended by Post-Effective Amendment No. 1 filed with the Commission on July 28, 2021 (such registration statement as so amended, the “Registration Statement”).

Pursuant to the Registration Statement, the Company has issued and sold to the Underwriters (as defined below) an aggregate of 8,000,000 depositary shares (the “Depositary Shares”), each representing a 1/40th ownership interest in a share of the Company’s Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A (the “Preferred Stock,” and together with the Depositary Shares, the “Securities”), $0.01 par value per share, with a liquidation preference of $1,000 per share (equivalent to $25 per Depositary Share), pursuant to the Underwriting Agreement, dated July 28, 2021 (the “Underwriting Agreement”), among the Company and Goldman Sachs & Co. LLC, Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Keefe, Bruyette & Woods, Inc. and UBS Securities LLC (the “Underwriters”), and the Deposit Agreement, dated as of August 4, 2021 (the “Deposit Agreement”), among the Company, American Stock Transfer & Trust Company, LLC, acting as depositary, and the holders from time to time of the depositary receipts issued pursuant to the Deposit Agreement (the “Depositary Receipts”). The Depositary Shares are evidenced by the Depositary Receipts.

In connection with the issuance of this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Underwriting Agreement; (ii) the Registration Statement together with the exhibits thereto and the documents incorporated by reference therein; (iii) the base prospectus, dated July 28, 2021, which forms a part of the Registration Statement, in the form filed with the Registration Statement (the “Prospectus”); (iv) the preliminary prospectus supplement, dated July 28, 2021, in the form filed with the Commission pursuant to Rule 424(b) of the Securities Act relating to the offering of the Securities; (v) the final prospectus supplement, dated July 28, 2021, in the form filed with the Commission pursuant to Rule 424(b) of the Securities Act relating to the offering of the Securities (together with the Prospectus, the “Prospectus Supplement”), (vi) the Articles Supplementary as filed with the State Department of Assessments and Taxation of the State of Maryland on August 3, 2021, and (vii) the Deposit Agreement and form of Depositary Receipt evidencing Depositary Shares. In addition, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such other instruments, documents, certificates and records which we have deemed relevant and necessary for the basis of our opinion hereinafter expressed.

Atlanta | Austin | Boston | Charlotte | Chicago | Dallas | Denver | Fort Lauderdale | Houston | Jacksonville | Lakeland
Los Angeles | Miami | New York | Orlando | Philadelphia | Portland | San Francisco | Stamford | Tallahassee | Tampa
Tysons | Washington, D.C. | West Palm Beach

Board of Directors of Silvergate Capital Corporation

August 4, 2021

In such examination, we have assumed (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; (d) that the Underwriting Agreement has been duly authorized and validly executed and delivered by the parties thereto (other than the Company); (e) that the Securities will be issued and sold in compliance with applicable U.S. federal and state securities laws and in the manner stated in the Registration Statement and the Prospectus Supplement; and (f) the legal capacity of all natural persons. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others.

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

The opinion letter which we render herein is limited to the laws of the State of New York and the General Corporation Law of the State of Maryland, including all Maryland statutes and all Maryland court decisions that affect the interpretation of such General Corporation Law, as of the date hereof. Our opinions expressed herein are as of the date hereof, and we assume no obligation to revise or supplement the opinions rendered herein should the above-referenced laws be changed by legislative or regulatory action, judicial decision or otherwise.

Based upon and subject to the foregoing, we are of the opinion that:

(1) The Preferred Stock represented by the Depositary Shares, when issued and delivered as provided in the Underwriting Agreement and upon receipt by the Company of the consideration for the related Depositary Shares as contemplated by the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

(2) The Depositary Shares, when issued in accordance with the terms of the Deposit Agreement and delivered against payment therefor as set forth in the Underwriting Agreement, will constitute valid and legally binding obligations of the Company and will entitle the holders thereof to the rights specified in the Deposit Agreement.

Board of Directors of Silvergate Capital Corporation

August 4, 2021

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Current Report on Form 8-K for incorporation by reference into the Registration Statement and to the references to us under the heading “Legal Matters” in the Prospectus, the Prospectus Supplement, and in any amendment or supplement thereto. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Sincerely yours,

/s/ Holland & Knight LLP

Holland & Knight LLP